EXHIBIT 15.1






                               May 12, 1995




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                             RE:  Doskocil Companies Incorporated
                                  Registration on Form S-8


We are aware that our report dated May 2, 1995 on our review of interim financial information of Doskocil Companies Incorporated for the periods ended April 1, 1995, and April 2, 1994, and included in the Company's quarterly report on Form 10-Q for the quarter ended April 1, 1995, is incorporated by reference in the Registration Statements on Form S-8 (File No. 33-45974 and 33- _______) of Doskocil Companies Incorporated. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





                             COOPERS & LYBRAND L.L.P.